Exhibit 10b3
                                 THE CIT GROUP

                               December 20, 1994


Mr. Nikita Zdanow
1211 Avenue of the Americas
New York, NY  10036

Dear Nikita:

     Reference is made to your employment agreement, dated December 29, 1989 (the "Employment Agreement"), with The CIT Group Holdings, Inc. (the "Company"), as amended by letter agreements dated November 16, 1992 and April 26, 1993. This letter agreement shall constitute an additional written agreement, referenced in
Section 1 of the Employment Agreement, to extend the period of the Employment Agreement.

     You and the Company hereby agree to extend the "Term" (as such term is defined in the Employment Agreement) of the Employment Agreement for a two-year period from December 31, 1994 so that the Term of the Employment Agreement shall end on December 31, 1996. Accordingly, effective immediately, the defined word "Term" as used in the Employment Agreement shall mean the period beginning on the Closing Date (as defined therein) and, except as otherwise provided in paragraph 4 of the Employment Agreement, ending on December 31, 1996. Further, if during the Term a "Change of Control" occurs as defined hereafter, the Term of your employment shall automatically be extended until the second anniversary date of such Change of Control.

     In addition to the compensation and benefits already required under the provisions of your Employment Agreement, if a Change of Control should occur on or prior to December 31, 1996, you will receive a special payment (the "Special Payment"). The amount of such Special Payment shall equal the sum of your prior two years' annual bonuses under The CIT Group Bonus Plan and will be payable over a two-year period as follows: 1/3 of the payment shall be paid to you within 30 days after the date of the Change of Control: 1/3 shall be paid to you on or before the first anniversary date of such Change of Control; and 1/3 shall be paid to you on or before the second anniversary date of such Change of Control. Notwithstanding the foregoing provisions of this paragraph, all or any part of such Special Payment shall not be payable to you: (1) to the extend that such Special Payment or any part thereof, when aggregated with any other benefit or compensation payment due or owing to you, on account of a Change of Control, under the Employment Agreement or any other benefit program maintained by the Company, would cause you to be subject to taxation under Section 4999 of the Internal Revenue Code of 1986, as amended, or (2) if during the two-year period commencing on the date of a Change of Control, and ending on the second anniversary of such date: (i) you employment is involuntarily terminated by the Company for "Cause" as defined in the Employment Agreement; (ii) you voluntarily terminate employment with the Company for any reason other than "Good Reason" as defined in the Employment Agreement; or (iii) you breach any non-competition or confidentiality covenant under Section 6 of the Employment Agreement. For purposes of this letter agreement, a termination of your employment on account of your death, disability or retirement on or after age 55 under the terms of the Company's retirement plan shall constitute a termination for "Good Reason." In the absence of a separate beneficiary designation, your beneficiary under the Group Life Insurance Plan will receive any Special Payment remaining to be paid upon your death.

Mr. Nikita Zdanow
December 20, 1994
Page 2

     For purposes of this letter agreement, a "Change of Control" shall be deemed to have occurred if: (1) any Person or Group other than DKB or Chemical Bank or their Affiliates becomes the Beneficial Owner, directly or indirectly, of securities representing a majority of the combined voting power of the
Company's then outstanding securities generally entitled to vote for the election of directors (capitalized terms not otherwise defined herein are used as defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); or (2) as a result of a cash tender offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the personas who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company. Notwithstanding the foregoing, a Change of Control resulting from a Change of Control of DKB or Chemical Bank shall not require the extension of the Term hereunder.

     Except as otherwise specified herein, all of the terms of the Employment Agreement shall remain in full force and effect. THIS LETTER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. This letter agreement may be executed in two counterparts each of which will be deemed an original but all of which together will constitute one and the same instrument.

     Please indicate your agreement with the terms of this letter agreement by signing and returning the enclosed copy thereof, whereupon this letter agreement will constitute a binding extension of the Employment Agreement between you and the Company.

                                  Very truly yours,


                                  THE CIT GROUP HOLDINGS, INC.


                                       /s/ Albert R. Gamper, Jr.
                                  By:  --------------------------------
                                           Albert R. Gamper, Jr.
                                           President and Chief Executive Officer


Accepted and Agreed this
28 day of December, 1994:


     [Illegible]
-------------------------
   (Executive's Signature)